Exhibit 99.1
Final Result Regarding IsoTis Exchange Offer
90.46% of Shares Tendered through the End of the Post-Acceptance Period
IRVINE, CA, USA, LAUSANNE, Switzerland, — February 13, 2007 — Further to the public announcements dated November 6, 2006, December 1, 14, 15, 2006, January 22 and 25, 2007, February 8, 2007 and the offer memorandum of December 14, 2006 (the “Offer Memorandum”), IsoTis, Inc. and IsoTis SA (“IsoTis” or the “Company”) hereby jointly present the final result regarding the number of shares tendered under the public exchange offer (the “Exchange Offer”) for all issued and outstanding registered shares (the “IsoTis Swiss Shares”) following the expiration of the post-acceptance period. Unless defined herein, defined terms used in this announcement shall have the meaning ascribed to them in the Offer Memorandum.
Further to the public announcement of February 8, 2007, regarding the provisional result of the number of IsoTis Swiss Shares tendered during the Post-Acceptance Period, IsoTis, Inc. and the Company hereby announce that at the end of the Post-Acceptance Period, on February 7, 2007, at 16:00 hours CET, 11,001,791 IsoTis Swiss Shares had been tendered under the Exchange Offer, representing 15.5% of the issued and outstanding share capital of the Company.
Following the acceptance of the IsoTis Swiss Shares tendered during the Post-Acceptance Period and together with the IsoTis Swiss Shares already held by IsoTis, Inc., IsoTis, Inc. holds for its own account as per the date of this announcement 64,180,460 IsoTis Swiss Shares, representing 90.46% of the issued and outstanding share capital of the Company.
As IsoTis, Inc. has not acquired any IsoTis Swiss Shares outside the Exchange Offer, IsoTis, Inc. now holds 90.46% of the issued and outstanding share capital of the Company.
Settlement
With reference to the Offer Memorandum, IsoTis, Inc. will pay a consideration of one (1) IsoTis US Share in exchange for each ten (10) IsoTis Swiss Shares (the “Consideration”) validly tendered (or defectively tendered provided that such defect has been waived by IsoTis, Inc.) and delivered no later than 14 February 2007 (“Second Settlement Date”).
Fractional entitlements to IsoTis US Shares resulting from the exchange ratio will not be delivered but compensated in cash by IsoTis, Inc. at EUR 0.9849 and CAD 1.4266, as appropriate (CHF 1.5667, if settled under the Swiss Offer Memorandum) per corresponding IsoTis Swiss Share, which amount corresponds to the 30-day average opening price for IsoTis Swiss Shares on the SWX Swiss Exchange during the 30 Trading Days preceding the first public announcement of the Exchange Offer and publication of the Swiss pre-announcement on 6 November 2006.
Squeeze-out and delisting

As set out in the Offer Memorandum, IsoTis, Inc. intends to procure that the Company’s listing on SWX Swiss Exchange, Euronext Amsterdam N.V. and the Toronto Stock Exchange will be terminated as soon as possible. Also IsoTis, Inc. intends to squeeze-out or compensate (squeeze-out merger) any remaining Shareholders to the extent permitted by law.
NASDAQ listing
IsoTis, Inc. has been authorized for listing on the NASDAQ Global Market. Trading of the IsoTis US Shares on the NASDAQ Global Market commenced on 26 January 2007 under the ticker symbol “ISOT”.
Information
With regard to the final result regarding the Exchange Offer an official announcement has also been made by IsoTis, Inc. in accordance with Swiss law, a copy of which is posted in English, French and German on the Company’s website under http://investors.isotis.com.
Copies of the Offer Memorandum are available free of charge from the Dutch Exchange Agent (ABN AMRO Bank N.V., Attn. Servicedesk MF 7020, Kemelstede 2, 4817 ST Breda, the Netherlands, tel: +31 76 579 9455, fax: +31 76 579 9643, e-mail: so.servicedesk@wcs.nl.abnamro.com), the Canadian/U.S. Soliciting Dealer (RBC Capital Markets, 77 Front West Street, 5th Floor, Toronto, Ontario, M5V 2X4 Canada, tel.: + 1 416 842 5349, fax: +1 416 313 6066, e-mail: distribution@rbcds.com) or the Company (2 Goodyear, Suite B, Irvine, California 92618, United States of America, tel.: + 1 949 595 8710, fax: + 1 949 595 8711, e-mail:infous@isotis.com) as of 15 December 2006. Copies of the Offer Memorandum are also available on the Company’s website at http://investors.isotis.com.
Digital copies of the Offer Memorandum are also available on the website of Euronext Amsterdam at www.euronext.com (Dutch residents only) and on the website of the System for Electronic Document Analysis and Retrieval at www.sedar.com.
The Swiss Offer Memorandum can be obtained free of charge from Bank Sarasin & Co. Ltd (Löwenstrasse 11, 8022 Zürich, Switzerland, tel.: + 41 44 213 9679, fax: +41 22 213 9698, e-mail: corporate.finance@sarasin.ch) and both the Swiss Offer Memorandum and the Offer Memorandum are also available on the Company’s website at http://investors.isotis.com.
This announcement has been published in the Dutch language as well. In case of discrepancies the English version is leading.
Certain statements in this press release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including those that refer to management’s plans and expectations for future operations, prospects and financial condition. Words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets,” “could,” “may,” and other words of similar meaning are intended to identify such forward-looking statements. One can also identify them by the fact that they do not relate strictly to historical or current facts. Such statements are based on the current expectations of the management of IsoTis, Inc. only. Undue reliance should not be placed on these statements because, by their nature, they are subject to known and unknown risks and can be affected by factors that are beyond the control of IsoTis, Inc. Actual results could differ materially from current expectations due to a number of factors and uncertainties affecting IsoTis, Inc. IsoTis, Inc. expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.
For information contact IsoTis:
U.S.                                             Europe

Rob Morocco, CFO	Hans Herklots, Director IR
+1 949 855 7155	+41(0)21 620 6011
robert.morocco@isotis.com	hans.herklots@isotis.com
This announcement is a public announcement as meant within article 9b paragraph 1 of the Dutch Decree on the Supervision of the Securities Trade 1995 (Besluit toezicht effectenverkeer 1995).
The Exchange Offer is being made for the shares of IsoTis SA, a Swiss company, that are listed on the SWX Swiss Exchange, on Euronext Amsterdam N.V. and the Toronto Stock Exchange. The Exchange Offer is subject to disclosure requirements of Switzerland, the Netherlands and Canada, which requirements may be different from those of the United States. U.S. shareholders should be aware that, to the extent permissible, IsoTis, Inc. may purchase IsoTis Swiss Shares otherwise than under the Exchange Offer, such as in open market or privately negotiated purchases.